Exhibit 10.3

BROWN & BROWN, INC.

PERFORMANCE CASH INCENTIVE AWARD AGREEMENT

This Performance Cash Incentive Award Agreement (the “Agreement”), effective as of May 10, 2011, is made by and between Brown & Brown, Inc., a Florida corporation (together with its subsidiaries, the “Company”), and C. Roy Bridges, hereinafter referred to as the “Executive” or “you.”

WHEREAS, Executive has indicated that he intends to retire from the Company on or around April 1, 2014; and

WHEREAS, but for his decision to retire from the Company on the date specified, Executive would have received a grant under the Company’s 2010 Stock Incentive Plan in January 2011; and

WHEREAS, Company wishes to establish a cash incentive compensation benefit for the Executive, subject to certain performance-based conditions established by the Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, the Executive is a member of a “select group of management or highly compensated employees” within the meaning of Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PERFORMANCE CASH INCENTIVE AWARD

In consideration of service to the Company and for good and valuable consideration, the Company grants to the Executive a cash incentive award in the amount of four hundred thousand dollars ($400,000) (the “Performance Cash Incentive Award”), subject to the conditions described below. The Executive’s rights with respect to the Performance Cash Incentive Award shall be governed by the terms of this Agreement.

ARTICLE II

VESTING AND PAYMENT

Section 2.1 – Conditions of Vesting

Except as may be otherwise provided in Section 2.2 of this Agreement, the vesting of your rights and interest in the Performance Cash Incentive Award, and the effect of termination of your employment or service with the Company prior to the date on which the Performance

Cash Incentive Award becomes fully vested and nonforfeitable or is forfeited, shall be determined in accordance with this Section 2.1.

(a) EPS Condition. It shall be a condition to the vesting of the Performance Cash Incentive Award that the Compound Annual Growth Rate (“CAGR”) of the Company’s earnings per share (as defined below) during the three-year period beginning on January 1, 2011, and ending on December 31, 2013 (“EPS Performance Period”) equal at least seven and one-half percent (7.5%) (the “EPS Condition”). The CAGR of the Company’s earnings per share for the EPS Performance Period shall be determined by comparison of the earnings per share for the Company’s fiscal year ending December 31, 2010, that is, $1.12 per share, to the sum of the earnings per share for the Company’s fiscal years ending December 31, 2011, 2012, and 2013, which must equal or exceed $3.88 per share in order for the EPS Condition to be satisfied, as illustrated by the schedule (the “EPS Condition Schedule”) attached hereto. For purposes of this Agreement, the Company’s earnings per share shall be calculated in accordance with generally accepted accounting principles recognized in the United States of America (“GAAP”), except that such calculation shall be (i) without regard to the impact of the line item in the Company’s income statement filed as part of the Company’s Annual Report on Form 10-K relating to earn-out payments associated with acquisitions captioned “Change in estimated acquisition earnout payables,” required by Accounting Standards Codification Topic 805 - Business Combinations, or any comparable or equivalent amount reported in future filings pursuant to future accounting rule requirements, and (ii) subject to adjustment for such items (for example, extraordinary, nonrecurring items) as, in the sole and absolute discretion of the Committee, are determined to be appropriately disregarded for all executives whose agreements include an EPS Condition. Any such adjustment made by the Committee shall be final and binding upon the Executive, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons. If the EPS Condition is satisfied, the Performance Cash Incentive Award shall be earned upon written certification by the Committee of the satisfaction of the EPS Condition, subject to the provisions of Section 2.1(b) (“Employment Condition”) and Section 2.1(c) (“Restrictive Covenant Condition”), below. If the EPS Condition is not satisfied, then the Performance Cash Incentive Award shall be forfeited.

(b) Employment Condition. In the event that the Executive’s employment with the Company terminates for any reason prior to the end of the EPS Performance Period, the Executive’s interest in the Performance Cash Incentive Award will be forfeited. In the event that the Performance Cash Incentive Award is earned in accordance with Section 2.1(a) and the Executive’s employment with the Company continues at the end of the EPS Performance Period, the Executive’s interest in the Performance Cash Incentive Award will become fully vested and nonforfeitable in accordance with the following:

(i) The Executive’s interest in the Performance Cash Incentive Award will become vested and nonforfeitable on April 1, 2015, provided that the EPS Condition in Section 2.1(a) above and the Restrictive Covenant Condition in Section 2.1(c) below and any other conditions described in this Section 2.1 have been satisfied, and provided that the Executive has been continuously employed by the Company from the effective date of this Agreement until April 1, 2014.

(ii) If the Executive’s employment terminates for any reason before April 1, 2014, the Executive’s interest in the Performance Cash Incentive Award will be forfeited unless the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability (as defined below). For purposes of this Agreement, “Disability” shall mean that the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(iii) In the event that the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability after the EPS Condition has been satisfied (the “EPS Condition Satisfaction Date”), but before April 1, 2014, 100 percent (100%) of the Performance Cash Incentive Award will vest on the date the Executive’s employment terminates.

(c) Restrictive Covenant Condition. It shall be a condition to the vesting of the Performance Cash Incentive Award that the Executive shall execute and comply with the terms of an agreement, in a form prescribed by the Company, setting forth covenants relating to noncompetition, nonsolicitation, confidentiality and similar covenants for the protection of the Company’s business (the “Restrictive Covenant Condition”). In the event that the Executive fails to comply with the terms of such agreement, the Executive’s interest in the Performance Cash Incentive Award will be forfeited. The Company shall provide the form of such agreement to the Executive no later than May 10, 2011, and the Executive must execute and return such form to the Company no later than May 13, 2011.

Section 2.2 – Termination After Transfer of Control

If the Executive’s employment or service with the Company terminates by reason of Termination After Transfer of Control (as defined below), the Performance Cash Incentive Award shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

“Termination After Transfer of Control” shall mean either of the following events occurring after a Transfer of Control:

(i) termination by the Company of the Executive’s employment or service with Company, within twelve (12) months following a Transfer of Control, for any reason other than Termination for Cause (as defined below); or

(ii) upon Executive’s Constructive Termination (as defined below), the Executive’s resignation from employment or service with the Company within twelve (12) months following the Transfer of Control.

Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Executive’s employment or service with the Company which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Executive’s death or Disability; (iii) is a result of the Executive’s voluntary termination of employment or service other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Transfer of Control.

“Termination for Cause” shall mean termination by the Company of the Executive’s employment or service with the Company for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) improper use or disclosure of the Company’s confidential or proprietary information; (iii) the Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such continued failure or inability; (iv) any material breach by the Executive of any employment agreement between the Executive and Company, which breach is not cured pursuant to the terms of such agreement; or (v) the Executive’s conviction of any criminal act which, in the Company’s sole discretion, impairs Executive’s ability to perform his duties with Company. Termination for Cause pursuant to the foregoing shall be determined in the sole but reasonably exercised discretion of the Company.

“Constructive Termination” shall mean any one or more of the following:

(i) without the Executive’s express written consent, the assignment to the Executive of any duties, or any limitation of the Executive’s responsibilities, substantially inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Transfer of Control;

(ii) without the Executive’s express written consent, the relocation of the principal place of the Executive’s employment to a location that is more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the date of a Transfer of Control, or the imposition of travel requirements substantially more demanding of the Executive than such travel requirements existing immediately prior to the date of a Transfer of Control;

(iii) any failure by the Company to pay, or any material reduction by the Company of, (A) the Executive’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount an duration are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to the Executive’s), or (B) the Executive’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Executive); or

(iv) any failure by the Company to (A) continue to provide the Executive with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with Company then held by the Executive, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medial, savings, profit sharing, stock purchase and retirement plans, if any, in which the Executive was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (B) provide the Executive with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by the Executive.

Section 2.3 – Payment of Performance Cash Incentive Award. In the event that the conditions in Section 2.1 and Section 2.2, or if applicable Section 2.3, of this Agreement are satisfied, the Company shall pay the Performance Cash Incentive Award in a lump sum payment, in cash, on April 1, 2015.

ARTICLE III

MISCELLANEOUS

Section 3.1 – Administration

The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Executive, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or any similar agreement to which the Company is a party.

Section 3.2 – Award Not Transferable

Neither the Performance Cash Incentive Award nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 3.3 – Withholding

The Company shall have the right to withhold from any compensation payable to the Executive or to cause the Executive (or the executor or administrator of his estate or his beneficiary) to make payment of any federal, state, local, or foreign taxes required to be withheld with respect to the Performance Cash Incentive Award.

Section 3.4 – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Executive shall be addressed to the address given beneath the Executive’s signature below. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to such party. Any notice required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a United States postal receptacle.

Section 3.5 – Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6 – Funding

Nothing contained in the Agreement, and no action taken pursuant to the Agreement’s provisions by either party creates, nor is to be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Executive, any beneficiary, or any other person. The Agreement establishes an unfunded arrangement, maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees of the Company, for purposes of ERISA. The payment of the Performance Cash Incentive Award is to be made from assets that shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person has or shall acquire any interest in any such assets by virtue of the provisions of the Agreement. The Company’s obligation under the Agreement is an unfunded and unsecured promise to pay money in the future. To the extent that the Executive or any person acquires a right to receive payment from the Company under these provisions, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person has nor acquires any legal or equitable right, interest, or claim to any property or assets of the Company.

Section 3.7 – Claims Procedure

(a) In the event that the Company does not pay the Performance Cash Incentive Award in accordance with Section 2.3 of the Agreement, the Executive may file with the Company a written claim for benefits under the Agreement. The Company shall notify the Executive or the Executive’s beneficiary or estate (as applicable) in writing, within ninety (90) days of his written application for benefits, of his eligibility or noneligibility for benefits under the Agreement. The Company will have the authority to interpret and administer the provisions of this Agreement, which shall include full and complete discretion to make eligibility determinations and resolve factual issues. Any decision or action made or taken by the Company shall be conclusive and binding on the Executive or the Executive’s beneficiary or estate (as applicable). If the Company determines that the Executive or the Executive’s beneficiary or estate (as applicable) is not eligible for benefits or full benefits, the notice shall set forth (i) the specific reasons for such denial, (ii) a specific reference to the provisions of the Agreement on which the denial is based, (iii) a description of any additional information or material necessary for the claimant to perfect his claim, and a description of why it is needed, and (iv) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Executive or the Executive’s beneficiary or estate (as applicable) wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Executive or the Executive’s beneficiary or estate (as applicable) of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

(b) If the Executive or the Executive’s beneficiary or estate (as applicable) is determined by the Company not to be eligible for benefits, or if the Executive or the Executive’s beneficiary or estate (as applicable) believes that he or she is entitled to greater or different benefits, the Executive or the Executive’s beneficiary or estate (as applicable) shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within thirty (30) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Executive or the Executive’s beneficiary or estate (as applicable) believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall review the petition and notify the Executive or the Executive’s beneficiary or estate (as applicable) of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Executive or the Executive’s beneficiary or estate (as applicable) and the specific provisions of the Agreement on which the decision is based. If, because of special circumstances, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to the Executive or the Executive’s beneficiary or estate (as applicable).

Section 3.8 – Section 409A

(a) It is intended that the provisions of this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time (“Section 409A”), and all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither the Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for his benefit under the Agreement may not be reduced by, or offset against, any amount owing by the Executive to the Company.

(c) If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of the Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for his account in connection with the Agreement (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

Section 3.9 – Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

Section 3.10 – Severability

If any provision, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions, or any part thereof, all of which shall remain in full and effect.

Section 3.11 – Entire Agreement; Amendments

This Agreement (including any documents or instruments referred to herein) constitutes the entire agreement regarding the Performance Cash Incentive Award between the parties and supersedes all prior agreements, and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written instrument signed on behalf of all of the parties hereto.

Section 3.12 – Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to choice of law principles.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

BROWN & BROWN, INC.

By:	/s/ Cory T. Walker
Cory T. Walker Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ C. Roy Bridges
C. Roy Bridges

EPS CONDITION SCHEDULE

2010 Base Year EPS	$1.12

Compound Annual Growth Rate	7.5%

EPS Performance Period:	EPS Results:

Year 2011	$1.20
Year 2012	$1.29
Year 2013	$1.39

Sum of EPS Results:	$3.88

Note:	EPS Results may vary from the numbers shown in any particular year. The EPS Condition will be satisfied so long as the sum of the EPS Results for these years equals or exceeds $3.88.